As filed with the Securities and Exchange Commission on June 6, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MFIC CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	04-2793022
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

30 OSSIPEE ROAD, P.O. Box 9101, NEWTON, MASSACHUSETTS	02464
(Address of principal executive offices)	(Zip Code)

MFIC CORPORATION 2006 STOCK PLAN

(Full Title of the Plan)

Robert P. Bruno

President

MFIC Corporation

30 Ossipee Road

P.O. Box 9101

Newton, Massachusetts 02464

(Name and address of agent for service)

(617) 969-5452

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey M. Stoler, Esq.

McCarter & English, LLP

265 Franklin Street

Boston, Massachusetts 02110

617-449-6500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	7,412	$1.42	$10,525.04	$0.32
	64,000	$1.55	$99,200.00	$3.05
	8,232	$2.23	$18,357.36	$0.56
	2,156,501	$1.68	$3,622,921.68	$111.22
	2,236,145			$115.15

(1)             The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the MFIC Corporation 2006 Stock Plan (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of said Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)             The proposed maximum offering price has been estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee as follows: (i) in the case of the 79,644 shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the prices at which the options may be exercised; and (ii) in the case of the 2,156,501 shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated pursuant to Rule 457(h) on the basis of the average of the bid ($1.65) and ask ($1.70) prices of the Common Stock on the Over the Counter Bulletin Board on May 30, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information.

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 but will be given to participants in the MFIC Corporation 2006 Stock Plan as specified under Rule 428(b)(1) under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  Registrant Information and Employee Plan Annual Information.

MFIC Corporation will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act.  Requests should be directed to MFIC Corporation, 30 Ossipee Road, P.O. Box 9101, Newton, Massachusetts 02464, Attention: General Counsel; telephone: (617) 969-5452.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents have been previously filed by MFIC Corporation, a corporation organized under the laws of the State of Delaware and formerly known as Microfluidics International Corporation (the “Company”), with the Commission and are incorporated herein by reference:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)                                  The Company’s Report on Form 8-K filed by the Company on May 2, 2007;

(d)                                 The Company’s Report on Form 8-K filed by the Company on April 12, 2007;

(e)                                  The Company’s Report on Form 8-K filed by the Company on April 9, 2007; and

(f)                                    The descriptions of the Common Stock which are contained in the registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed after the date hereof by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, excluding those filings made under items 2.02 or 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this Registration Statement on Form S-8 and to be a part hereof from the respective dates of filing of such documents until the information contained in such documents is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, the Company has the power to indemnify certain persons, including any of its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred as the result of serving in any such capacity, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Amended and Restated By-Laws of the Company (the “By-Laws”) contain provisions to the general effect that each director and officer shall be indemnified by the Company against liabilities and expenses in connection with any threatened, pending or completed legal proceeding to which he may be made a party or with which he may become involved by reason of having been an officer or director of the Company. Indemnification is available (except by court order) only if it is determined to be proper by a majority of disinterested directors constituting a quorum, by the stockholders, or by independent legal counsel in a written opinion. In order to be entitled to indemnification, the indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the Company, indemnification is precluded if such person has been adjudged to be liable to the Company, unless and to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought shall determine that indemnification is proper.  The By-Laws provide that if Section 145 of the General Corporation Law of the State of Delaware is amended, then the By-Laws shall be amended automatically to permit indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The By-Laws provide that the Company may obtain insurance indemnifying each officer and director of the Company against any liability which may be asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would otherwise have the power to indemnify such officer or director pursuant to its By-Laws.  The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company and its stockholders.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director of a corporation to such corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i)  for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)  under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s restated certificate of incorporation, as amended, contains such a provision.

The above discussion of the Company’s restated certificate of incorporation, as amended, errors and omissions liability policy and By-Laws and of Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware is not intended to be exhaustive and is qualified in its entirety by reference to such restated certificate of incorporation, as amended, insurance policy, By-Laws and statutes.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.

Exhibit No.	Description
4.1

Certificate of Incorporation for the Company, as amended (filed as Exhibit 2A to Registration Statement No. 0-11625 on Form 8-A and as Exhibit 3.1(a) to the Company’s Report on Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference).

4.2	Amended and Restated By-Laws for the Company (filed as Exhibit 3.3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
4.3	MFIC Corporation 2006 Stock Plan (filed as Exhibit 10.1 to the Company’s Form 8-K on August 11, 2006 and incorporated herein by reference).
5.1	Opinion of McCarter & English, LLP as to the legality of shares being registered (Filed herewith).

23.1	Consent of McCarter & English, LLP (included in Opinion filed as Exhibit 5.1).
23.2(a)	Consent of UHY LLP (Filed herewith).
23.2(b)	Consent of Brown & Brown, LLP (Filed herewith).
24.1	Power of Attorney (included on signature page hereto).

ITEM 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, MFIC Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts on June 6, 2007.

MFIC CORPORATION

By:	/s/ ROBERT P. BRUNO
Robert P. Bruno
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Robert P. Bruno and Dennis P. Riordan, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ ROBERT P. BRUNO	President	June 6, 2007
Robert P. Bruno	(Principal Executive Officer) and
Chief Operating Officer
/s/ DENNIS P. RIORDAN	Controller	June 6, 2007
Dennis P. Riordan	(Principal Financial and Accounting Officer)

/s/ JAMES N. LITTLE	Acting Chairman of the Board of Directors	June 6, 2007
James N. Little
/s/ LEO PIERRE ROY	Director	June 6, 2007
Leo Pierre Roy
/s/ GEORGE UVEGES	Director	June 6, 2007
George Uveges
/s/ ERIC G. WALTERS	Director	June 6, 2007
Eric G. Walters

EXHIBIT INDEX

Exhibit No.	Description

4.1

Certificate of Incorporation for the Company, as amended (filed as Exhibit 2A to Registration Statement No. 0-11625 on Form 8-A and as Exhibit 3.1(a) to the Company’s Report on Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference).

4.2	Amended and Restated By-Laws for the Company (filed as Exhibit 3.3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
4.3	MFIC Corporation 2006 Stock Plan (filed as Exhibit 10.1 to the Company’s Form 8-K on August 11, 2006 and incorporated herein by reference).
5.1	Opinion of McCarter & English, LLP as to the legality of shares being registered (Filed herewith).
23.1	Consent of McCarter & English, LLP (included in Opinion filed as Exhibit 5.1).
23.2(a)	Consent of UHY LLP (Filed herewith).
23.2(b)	Consent of Brown & Brown, LLP (Filed herewith).
24.1	Power of Attorney (included on signature page hereto).